Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”) dated as of May 24, 2007, by and between M&T Bank Corporation, a corporation organized and existing under the laws of the State of New York (the “Company”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”) under the Indenture, dated as of May 24, 2007, between the Company and the Trustee (the “Indenture”).
RECITALS
     WHEREAS, the Company and the Trustee have entered into the Indenture to provide for the future issuance of the Company’s senior unsecured debentures, notes or other evidence of indebtedness (herein referred to as the “Securities”), to be issued from time to time in one or more series as determined by the Company under the Indenture, in an unlimited aggregate principal amount;
     WHEREAS, the Company has duly authorized and pursuant to the terms of the Indenture desires to provide for the establishment of a new series of its Securities to be known as its 5.375% Senior Notes due 2012 (the “Senior Notes”);
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Company has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture; and
     WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid instrument, enforceable in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed and fulfilled, and the execution and delivery of this First Supplemental Indenture and the Senior Notes, have been in all respects duly authorized.
     NOW, THEREFORE, the Company and Trustee hereby agree that the following provisions shall amend and supplement the Indenture:
SECTION 1 DEFINITIONS.
     1.01 Defined Terms. Capitalized terms not defined herein shall have the meanings given to such terms in the Indenture.
SECTION 2 GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES.
     2.01 Designation and Principal Amount. There is hereby authorized a series of Securities designated as the “5.375% Senior Notes due 2012.” The Trustee shall authenticate and deliver the Senior Notes for original issue on the date hereof in the aggregate principal amount of $300,000,000 in accordance with the terms of the Indenture.
     2.02 Maturity. The Senior Notes shall mature and the principal thereof shall be due and payable, together with all accrued and unpaid interest thereon, on May 24, 2012.
     2.03 Form and Denomination. The Senior Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made part of this First Supplemental Indenture. The Senior Notes shall be issued as fully registered global notes (a “Global Security”) which shall be deposited with, or on behalf of, a Depository, which initially shall be The Depository Trust Company (“DTC”) and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the Global Security shall be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. Beneficial interests in the Global Security shall be held in denominations of $5,000 or any amount in excess thereof which is an integral multiple of $1,000.
     2.04 Interest Payment Dates and Record Date. The Company will pay interest on the Senior Notes semi-annually in arrears each May 24 and November 24, commencing on November 24, 2007 (each, an “Interest Payment Date”). Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Interest will be paid to the person in whose name a Senior Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date.
     2.05 Registrar and Paying Agent. Payment of the principal of and any such interest on the Senior Notes will be made at the office or agency of The Bank of New York, as paying agent, maintained for that purpose in New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     2.06 Redemption. The Senior Notes are not redeemable prior to maturity.
SECTION 3 DEFAULTS AND REMEDIES.
     3.01 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (a) default in the payment of any interest upon the Senior Notes when it becomes due and payable, and continuance of such default for a period of 30 days;
     (b) default in the payment of the principal of the Senior Notes at Maturity;

     (c) default in the performance, or breach, of any covenant or warranty of the Company in the Senior Notes, the Indenture or in this First Supplemental Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Senior Notes in a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;
     (d) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Principal Subsidiary Bank in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Principal Subsidiary Bank a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Principal Subsidiary Bank under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Principal Subsidiary Bank or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or
     (e) the commencement by the Company or any Principal Subsidiary Bank of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to entry of a decree or order for relief in respect of the Company or any Principal Subsidiary Bank in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Principal Subsidiary Bank or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Principal Subsidiary Bank in furtherance of any such action.
     3.02 Acceleration of Maturity; Rescission and Annulment.
     (a) If an Event of Default (other than an Event of Default specified in Section 3.01(d) or (e)) with respect to the Senior Notes Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Senior Notes may declare the principal amount of the Senior Notes to be due and payable immediately, by notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 3.01(d) or (e) with respect to Senior Notes Outstanding at the time Outstanding occurs, the principal amount of all Senior Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.
     (b) At any time after such a declaration of acceleration with respect to the Senior Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Section 3 provided, the Holders of a majority in principal amount of the Outstanding Senior Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:
          (i) the Company has paid or deposited with the Trustee a sum sufficient to pay:
          (A) all overdue interest on the Senior Notes;
          (B) the principal of any Senior Notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in the Senior Notes; and
          (C) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;
     and
          (ii) all Events of Default, other than the non-payment of the principal of the Senior Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13 of the Indenture.
     No such rescission shall affect any subsequent default or impair any right consequent thereon.
SECTION 4. DEFEASANCE AND COVENANT DEFEASANCE.
     4.01 Applicability. The Company hereby elects, pursuant to Section 13.01 of the Indenture, to make Sections 13.02 and 13.03 thereof applicable to the Senior Notes.
     4.02 References.
     (a) With respect to the Senior Notes, references to Section 5.01 or 5.02 of the Indenture shall be deemed to be references to Section 3.01 or 3.02 hereof, as applicable.
     (b) With respect to the Senior Notes, references in Section 13.04 of the Indenture to “Trustee” shall be deemed to mean “Trustee or Paying Agent.”

SECTION 5. MISCELLANEOUS.
     5.01 Continuing Agreement. All terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith, as amended and supplemented by this First Supplemental Indenture, shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided for herein and therein; provided, however, that the provisions of this First Supplemental Indenture shall apply solely with respect to the Senior Notes.
     5.02 Conflicts.
     In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail.
     5.03 Counterpart Originals.
     The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     5.04 Headings, etc.
     The headings and sub-headings of the Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
     5.05 Governing Law. This First Supplemental Indenture and the Senior Notes shall be governed by and construed in accordance with the law of the State of New York.
     5.06 Trustee
     The recitals and statements herein are deemed to be those of the Company and not of the Trustee. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the date and year first above written.

M&T BANK CORPORATION
By:	/s/ Ayan D. Gupta
Name:	Ayan D. Gupta
Title:	Administrative Vice President

THE BANK OF NEW YORK
By:	/s/ Scott I. Klein
Name:	Scott I. Klein
Title:	Assistant Treasurer